Exhibit 4.8
Execution Copy
DATED 1 December 2008
MELCO CROWN GAMING (MACAU) LIMITED
as Company
DEUTSCHE BANK AG, HONG KONG BRANCH
as Agent

THIRD AMENDMENT AGREEMENT IN RESPECT OF
SENIOR FACILITIES AGREEMENT

THIS AGREEMENT is dated 1 December 2008 and made between:
(1)	MELCO CROWN GAMING (MACAU) LIMITED (formerly known as Melco PBL Gaming (Macau) Limited) (in its own capacity and as Obligors’ Agent for and on behalf of the Relevant Obligors) (the “Company”); and
(2)	DEUTSCHE BANK AG, HONG KONG BRANCH in its capacity as Agent (the “Agent”).
RECITALS:
(A)
The parties hereto entered into a USD1,750,000,000 Senior Secured Term Loan and Revolving Credit Facilities Agreement dated 5 September 2007 as amended pursuant to a transfer agreement between, inter alios, the parties hereto dated 17 October 2007, a Supplemental Deed in respect of the Deed of Appointment between, inter alios, the parties hereto dated 19 November 2007, an amendment agreement between the parties hereto dated 7 December 2007 and as further amended pursuant to a second amendment agreement between the parties hereto dated 1st September 2008 ( the “Facility Agreement”).

(B)
It has also been proposed that certain amendments be made to the Facility Agreement in connection with an amendment request made by the Company in its letter to the Agent dated 7 November 2008 and as a result, it has now been agreed to further amend the Facility Agreement as set out below.

IT IS AGREED as follows:
1.	DEFINITIONS AND INTERPRETATION

1.1	Incorporation of defined terms
(a)	Unless a contrary indication appears, a term defined in or by reference in Schedule 2 (Amended and Restated Facility Agreement) has the same meaning in this Agreement.
(b)	The principles of construction and rules of interpretation set out or referred to in the Schedule 2 (Amended and Restated Facility Agreement) shall have effect as if set out in this Agreement.
1.2	Clauses
In this Agreement any reference to a “Clause” or a “Schedule” is, unless the context otherwise requires, a reference to a Clause or a Schedule to this Agreement.

1.3	Designation
In accordance with the Facility Agreement, each of the Company and the Agent designates this Agreement as a Finance Document.
2.	AMENDMENT OF FACILITY AGREEMENT
With effect from the date upon which the Agent confirms to the other Finance Parties and the Company that it has received each of the documents listed in Schedule 1 (Conditions Precedent) (or waived receipt of, as the case may be) in a form and substance satisfactory to the Agent (such date the “Effective Date”), the Facility Agreement shall be amended and apply as between the parties thereto so that it shall be read and construed for all purposes as set out in Schedule 2 (Amended and Restated Facility Agreement) (the “Amended and Restated Facility Agreement”).
3.	REPRESENTATIONS
The representations and warranties set out in Schedule 5 (Representations and Warranties) of the Facility Agreement are deemed to be made by each Relevant Obligor (by reference to the facts and circumstances then existing) on the date of this Agreement and on the Effective Date and, in each case, as if any reference therein to any Finance Document in respect of which any amendment, acknowledgement, confirmation, consolidation, novation, restatement, replacement or supplement is expressed to be made by any of the documents referred to in Clause 1.3 (Designation) included, to the extent relevant, such document and the Finance Document as so amended, acknowledged, confirmed, consolidated, novated, restated, replaced or supplemented.
4.	CONTINUITY AND FURTHER ASSURANCE
4.1	Continuity
The provisions of the Facility Agreement and the other Finance Documents shall, save as amended by this Agreement, apply and continue in full force and effect. In particular, nothing in this Agreement shall affect the rights of the Secured Parties in respect of the occurrence of any Default which is continuing or which arises on or after the date of this Agreement.
4.2	Further Assurance
Each Relevant Obligor shall, upon the written request of the Agent and at its own expense, do all such acts and things reasonably necessary to give effect to the amendments effected or to be effected pursuant to this Agreement.

5.	MISCELLANEOUS
5.1	Incorporation of terms
The provisions of clause 1.3 (Third Party Rights), clause 18.1 (Transaction Expenses), clause 30 (Notices), clause 32 (Partial Invalidity), clause 33 (Remedies and Waivers) and clause 37 (Enforcement) of Schedule 2 (Amended and Restated Facility Agreement) shall be incorporated into this Agreement as if set out in full herein and as if references in those clauses to “Agreement” are references to this Agreement and cross-references to specified clauses thereof are references to the equivalent clauses set out or incorporated herein.
5.2	Counterparts
This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.
6.	GOVERNING LAW
This Agreement is governed by English law.
This Agreement has been entered into on the date stated at the beginning of this Agreement.

SIGNATURES
The Company
(in its own capacity and as Obligors’ Agent for and on behalf of the Relevant Obligors)
MELCO CROWN GAMING (MACAU) LIMITED.
By:       /s/ Simon Dewhurst

The Agent
DEUTSCHE BANK AG, HONG KONG BRANCH

By:	/s/ Kyoko Murai

By:	/s/ Chiu Kin Wing Edward Chiu Kin Wing Edward
Authorised Signatory

SCHEDULE 1
Conditions Precedent
1.	Corporate Documents
(a)	A copy of a resolution of the board of directors of the Company:
(i)
save if such resolution is not required under the law of incorporation or the articles of association of the Company, approving the terms of, and the transactions contemplated by, the Finance Documents referred to in paragraph 2 below to which it is a party and resolving that it execute, deliver and perform the Finance Documents referred to in paragraph 2 below;

(ii)	authorising a specified person or persons to execute the Finance Documents referred to in paragraph 2 below on its behalf; and

(iii)
authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents referred to in paragraph 2 below (each, for the purposes of this Schedule 2 and for so long as such authorisation remains effective, an “authorised signatory” of the Company).

(b)
A specimen of the signature of each person authorised by the resolution or power of attorney referred to in paragraph (a) above in relation to and, who will be executing, the Finance Documents referred to in paragraph 2 below and related documents.

(c)	A certificate of an authorised signatory of the Company, certifying that there have been no amendments to the Constitutional Documents of each Relevant Obligor since 1st September 2008.
(d)
A certificate of an authorised signatory of the Company, certifying (or declaration of a director or other authorised signatory of the Company confirming) that each document, copy document and other evidence relating to it (and each other document, copy document or other evidence) specified in this Schedule 1 (Conditions Precedent) (other than those referred to in paragraph 2 below) is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the Effective Date.

2.	Finance Documents
(a)	Receipt by the Agent of an original of each of the following Finance Documents, in each case duly executed by the parties thereto:
(i)	this Agreement; and

(ii)	any other document entered into which the Agent and the Company agree prior to the Effective Date to designate as a Finance Document.
(b)	Receipt by the Agent of evidence that in respect of each Finance Document referred to in this paragraph 2:
(i)	it has been duly authorised, executed and delivered by or on behalf of such of the Obligors as are party thereto and duly filed, notified, recorded, stamped and registered as necessary;

(ii)
all conditions precedent to the effectiveness thereof (other than any such conditions relating to the occurrence of the Effective Date) have been satisfied or waived in accordance with their respective terms and each such Finance Document (save as provided in this sub-paragraph (b)) is in full force and effect accordingly; and

(iii)	none of such of the Obligors as is party to any such Finance Document is or, but for the passage of time and/or giving of notice will be, in breach of any obligation thereunder.
3.	Legal opinions
Receipt by the Agent of legal opinions from:
(a)	Mr Henrique Saldanha, as to certain matters of Macanese law;

(b)	Manuela António Advogados & Notários as to certain matters of Macanese law; and

(c)	Clifford Chance as to English law,
or such other lawyers or law firms as may be reasonably acceptable to the Agent.

4.	Fees and expenses
Receipt by the Agent of evidence that:
(a)	all taxes, fees and other costs payable in connection with the execution, delivery, filing, recording, stamping and registering of the documents referred to in this Schedule 1; and
(b)
all fees , costs and expenses due to the Finance Parties and their advisers under the Finance Documents on or before the Effective Date, have been paid or shall be paid (to the extent that such amounts have been duly invoiced) by no later than the Effective Date.

5.	Other documents and evidence
A copy of any other authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Company accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

SCHEDULE 2
Amended and Restated Facility Agreement